UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant To Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (date of earliest event reported):	May 4, 2005 —————

E-Z-EM, INC.
———————————————————————
(Exact Name of Registrant as Specified in its Charter)

Delaware
—————————————————
(State or Other Jurisdiction of Incorporation)

1-11479 ——————————— (Commission File Number)	11-1999504 ———————————————— (IRS Employer Identification No.)

1111 Marcus Avenue, Lake Success, New York ———————————————————— (Address of Principal Executive Offices)	11042 —————— (Zip Code)

(516) 333-8230
———————————————————————
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions.

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events

On April 27, 2005, Howard S. Stern, a director and Chairman Emeritus of E-Z-EM, Inc., (the “Company”) entered into a stock trading plan intended to comply with Rule 10b5-1(c) under the Securities Exchange Act of 1934 (“Rule 10b5-1(c)). Mr. Stern’s plan provides for the sale of a specified number of shares of the Company’s common stock each week during the term of his plan, which will terminate on December 31, 2005. Sales pursuant to Mr. Stern’s plan commenced on May 4, 2005.

To comply with the private letter ruling (the “PLR”) obtained by the Company from the Internal Revenue Service in connection with the Company’s spin-off of AngioDynamics, Inc. (“AngioDynamics”) in October 2004, annual sales by Mr. Stern of the Company’s common stock may not exceed 1% of the Company’s outstanding shares and must be made concurrently with sales by Mr. Stern of a proportional number of shares of common stock of AngioDynamics. Mr. Stern currently holds 2,027,974 shares of the Company’s common stock (including 29,475 shares issuable under options currently exercisable or that will become exercisable within 60 days), which represents approximately 18.8% of the outstanding common stock.

On April 13, 2005, David P. Meyers, a director of the Company entered into a stock trading plan intended to comply with Rule 10b5-1(c). Mr. Meyers’ plan provides for the annual sale of up to 107,000 shares of the Company’s Common Stock over the two-year term of the plan. To comply with the PLR, annual sales by Mr. Meyers of the Company’s common stock may not exceed 1% of the Company’s outstanding shares and must be made concurrently with sales by Mr. Meyers of a proportional number of shares of common stock of AngioDynamics. Sales pursuant to Mr. Meyers’ plan are expected to commence on or after May 13, 2005.

Mr. Meyers currently holds 669,903 shares of the Company’s common stock (including 26,736 shares issuable under currently exercisable options) which represents approximately 6.2% of the outstanding common stock.

Sales made pursuant to the Rule 10b5-1(c) plans described in this report will be disclosed publicly through Form 4 and Form 144 filings with the Securities and Exchange Commission.

SIGNATURES:

          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: May 4, 2005	E-Z-EM, INC. (Registrant)

	By:	/s/ Peter J. Graham ————————————————— Peter J. Graham Vice President - General Counsel and Secretary

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